FORT MARTIN COMMON FACILITIES OPERATING AGREEMENT, dated
November 14, 1968, between DUQUESNE LIGHT COMPANY, a Pennsylvania corpora-tion ("Duquesne"), MONONGAHELA POWER COMPANY, an Ohio corporation
("Monongahela"), THE POTOMAC EDISON COMPANY, a Maryland corporation ("Potomac"), and WEST PENN POWER COMPANY, a Pennsylvania corporation ("West Penn"), together the "Companies".


1.  Common Facilities.
        Duquesne, Monongahela and Potomac, in their capacities as tenants in common of the First Unit at the Fort Martin Generating Station in Monongalia County, West Virginia (the "First Unit Owners"), have undivided ownership interests as tenants in common in certain Common Facilities at such Station of 25%, 12.5% and 12.5%, respectively. Monongahela, Potomac and West Penn, in their capacities as tenants in common of the Second Unit at such Station (the "Second Unit Owners"), have undivided ownership interest as tenants in common in such Common Facilities of 10%, 15% and 25%, respectively. Such Common Facilities are referred to in the Fort Martin Construction and Operating Agreement, dated April 30, 1965 (the "First Unit Agreement"), among the First Unit Owners, and in the Fort Martin Unit No. 2 Construction and Operating Agreement, dated December 30, 1965 (the "Second Unit Agreement"), among the Second Unit Owners, and, together with all renewals, replacements and additions in respect thereof, are hereinafter called the "Common Facilities".

2.  Operation and Maintenance.
        The agreements contained in Sections 3, 4, 5, 6, 7, 8, 10 and 11 of the First Unit Agreement, in so far as relating to Common Facilities, shall also be agreements with and for the benefit of each Second Unit Owner; and the agreements contained in Sections 3, 4, 5, 6, 7, 8, 10 and 11 of the Second Unit Agreement, in so far as relating to Common
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Facilities, shall also be agreements with and for the benefit of each
First Unit Owner.
        Policies for the operation and maintenance of the Common Facilities shall be agreed upon and established by the Operating Committees referred to in said Agreements. Until otherwise agreed by all the Companies, Monongahela shall be the Operating Company referred to in said Agreements.
        As contemplated in said Agreements, all expenditures for the operation and maintenance of the Common Facilities and for renewals, replacements, additions and retirements in respect thereof shall be shared by the Companies in proportion to their aggregate ownership interests therein, namely Duquesne 25%, Monongahela 22.5%, Potomac 27.5%, and West Penn 25%, and title to all Common Facilities acquired or constructed (including without limitation property acquired for use or consumption in connection with construction, operation or maintenance) shall be in the Companies as tenants in common in said proportion.

        The First Unit Owners and the Second Unit Owners shall have such rights in regard to the Common Facilities as will permit the independent operation of the First Unit and of the Second Unit.

3.  Waiver of Partition.
        Each Company hereby confirms its agreement that it will not take any action (including without limitation commencing or maintaining any proceeding in any court) for the purpose of or which might result in partition of the Common Facilities in whole or in part; and each Company hereby confirms that it has waived and released all partition rights in respect of the Common Facilities, whether now existing or hereinafter accruing, whether under common law or statute or whether in kind or otherwise, and confirms its agreement that in the event any such right shall hereinafter accrue, it shall from time to time, upon the written
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request of any other tenant in common in the Common Facilities, execute and deliver such further instruments as may be necessary or appropriate to confirm such waiver and release of partition rights.

4.  Term of Agreement.
        This Agreement shall continue in full force and effect as long as both the First Unit Agreement and the Second Unit Agreement are in full force and effect. Termination of this Agreement shall not terminate the provisions of Section 2 hereof in so far as it refers to Sections 10 of said Agreements.

        Upon the termination of either of said Agreements (but in no event after 21 years from the date of death of the last to die of the present living descendants of King George V of England) each party to the Agreement terminated shall, at the request of the parties to the other Agreement and after any necessary regulatory approvals have been obtained, sell to them, in proportion to their ownership interests in the Common Facilities, its ownership interest in the Common Facilities for a price in cash equal to the then book depreciated cost thereof to the seller.

5.  Successors and Assigns.
        This Agreement shall inure to the benefit of and bind the successors and assigns of the parties hereto, but it may be assigned in whole or in part only in connection with transfer to the assign of a corresponding interest in the Common Facilities. Nothing herein shall be taken as limiting any Company's right at any time to transfer all or part of its ownership interest in the Common Facilities as long as such interest is transferred subject to the benefits and burdens hereof.
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        IN WITNESS WHEREOF, each of the parties has caused this Agreement to be duly executed.


                                 DUQUESNE LIGHT COMPANY


                                 By   JOHN H. ARTHUR
                                      Chairman of the Board
                                      and Chief Executive Officer



                                 MONONGAHELA POWER COMPANY


                                 By   C. B. WITHERS
                                      Vice President



                                 THE POTOMAC EDISON COMPANY


                                 By   A. J. BOWEN
                                      Vice President



                                 WEST PENN POWER COMPANY


                                 By   H. M. SWARTZ
                                      Vice President